Exhibit No. 99.1

For:	Encore Medical Corporation	FOR IMMEDIATE RELEASE
Contact:	Harry L. Zimmerman, Executive Vice President
- General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

ENCORE MEDICAL REPORTS SECOND QUARTER RESULTS - STRONG
IMPLANT GROWTH IN EACH DIVISION
CONTINUED GROWTH IN SALES, GROSS MARGIN AND
PROFIT MARGINS HIGHLIGHT THE QUARTER AND YEAR

August 2, 2004, Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) today released its results for the second quarter and six months ended July 3, 2004. As has been the case for the last three consecutive quarters, sales, gross margin and operating margin all increased over similar results for the past year. For the second quarter of 2004, Encore reported sales of $29.3 million, compared to $26.5 million in the second quarter of 2003, an increase of 11 percent. For the first six months of 2004, Encore’s sales increased 14 percent to $60.3 million, compared to $52.9 million for the comparable period in 2003. Importantly, Encore’s Surgical Implant Division showed a 25% improvement in domestic sales for the second quarter as compared to the same period in the prior year. This reflects the positive effects of the focus on growing the domestic sales force in this division that has been a company priority for the past two years. This is the second quarter in a row where domestic surgical implants have grown at least 25% compared to the same period in the prior year.

For the second quarter of 2004, gross margin as a percentage of sales increased 2.3 percentage points to 51.4 percent from 49.1 percent in 2003. In actual dollars the increase was $2.1 million, or 16%, as the second quarter of 2004 gross margin was $15.1 million compared to $13.0 million for the second quarter of 2003. For the six-month period ended July 3, 2004, gross margin increased to $31.0 million (51.4 percent of sales) compared to $26.0 million (49.1 percent of sales) for the comparable period in 2003, an increase of $5.0 million, or 19%.

Operating income increased 19 percent to $2.7 million for the second quarter of 2004 from $2.3 million in the second quarter of 2003. Operating income for the first six months of 2004 was $5.3 million (8.8 percent of sales) compared to $4.2 million (7.9 percent of sales) for the first six months of 2003.

Net income improved significantly to $1.7 million in the second quarter of 2004 from $171,000 in the second quarter of 2003. Net income for the six months ended July 3, 2004 was $3.2 million as compared to $213,000 in the first six months of 2003. Encore reported $0.04 and $0.07 earnings per fully diluted share for the three and six months ended July 3, 2004, respectively, compared to $0.01 for each of the comparable periods of 2003.

“We continue to be pleased with our accomplishments during the second quarter and so far this year, especially the growth in Surgical Implant Division sales,” said Kenneth W. Davidson, Chief Executive Officer of Encore. “Our results are very satisfying because our stated goals included not only increasing sales, but continuing our progress at all levels of the income statement. Sales, gross margin, operating income and net income are all increasing. While we have improved our sales, gross margin and operating income for the past two years when compared to prior year results, this is the third consecutive quarter we have improved all four of these performance measures.”

Both of Encore’s operating divisions contributed to the improved results in sales and gross margin. The Surgical Implant Division is driving overall sales growth for the Company with 16 percent growth for the quarter and 21 percent for the year when compared to 2003. The Surgical Implant Division posted second quarter sales of $10.3 million compared to $8.8 million in the second quarter of 2003. As previously stated, domestic sales are fueling this division’s growth, increasing 25 percent to $9.3 million from $7.5 million. This division continues to focus on building its United States sales force and had 145 representatives at the end of the second quarter of 2004 compared to 115 at the end of 2003. In addition to the growth in the sales force, the Surgical Implant Division is beginning to see the positive effects of increased sales from its newest products, the 3DKnee™ and Keramos™ ceramic hip acetabular cup. Gross margin in this division increased to 71.6 percent for the second quarter of 2004 compared to 69.9 percent in the second quarter of 2003. For the six-month periods, gross margin in the Surgical Implant Division improved to 71.4 percent in 2004 from 69.9 percent in 2003.

Encore’s Orthopedic Rehabilitation Division also experienced strong sales growth with sales of $19.0 million during the second quarter of 2004 compared to sales of $17.7 million for the second quarter of 2003, an 8 percent increase for this line of business. Comparing the second quarter of 2004 to the second quarter of 2003, domestic sales in this division increased 6 percent to $16.5 million during the second quarter of 2004 from $15.7 million in the second quarter of 2003, and sales outside the United States improved 25 percent to $2.5 million during the second quarter of 2004 from $2.0 million during the second quarter of 2003. This strong increase in international sales is primarily the result of the beginning of increased market penetration by Encore’s patient care products and its electrotherapy product lines, which were modified during 2003 to position it to be distributed in the European markets. This division’s gross margin for the second quarter increased to 40.5 percent from 38.7 percent in 2003 and, for the six-month periods, to 40.7 in 2004 percent from 38.9 percent in 2003.

An additional factor in the improved results for Encore was the significant reduction in interest expense resulting from the repayment in September 2003 of substantially all of Encore’s long-term debt from the proceeds of two public offerings Encore completed in the last two quarters of 2003. Interest expense for the second quarter of 2004 was $176,000 as compared to $2.0 million during the second quarter of 2003.

“Our divisions are making every effort to increase sales and improve both gross and operating profit margins,” remarked Paul Chapman, President of Encore. “This divisional success is providing the foundation that, coupled with our improved capital structure, has resulted in improved stockholder value as evidenced by the increase in earnings per share over each of the past three quarters.”

Encore’s management will host a conference call at 10:00 a.m. Eastern Time, Monday, August 2, 2004 to discuss its second quarter and year-to-date results. Interested parties may participate by linking to the web cast at: www.encoremed.com. Please login at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States and markets a complete line of orthopedic soft goods, patient safety devices, and pressure care products. Encore is known for producing high quality, innovative products and continues to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com.

########

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for the Company’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

ENCORE MEDICAL CORPORATION
FINANCIAL HIGHLIGHTS
FOR THE QUARTER AND SIX MONTHS ENDED
(in thousands, except per share data)
(unaudited)

	Quarter Ended				Six Months Ended
	7/3/04		6/28/03		7/3/04		6/28/03
	$	%	$	%	$	%	$	%
Sales	$29,296	100.0%	$26,498	100.0%	$60,340	100.0%	$52,891	100.0%

Cost of goods sold	14,237	48.6%	13,479	50.9%	29,326	48.6%	26,928	50.9%

Gross margin	15,059	51.4%	13,019	49.1%	31,014	51.4%	25,963	49.1%

Operating expenses
Selling, general and administrative	10,575	36.1%	9,438	35.6%	22,313	37.0%	19,345	36.6%
Research and development	1,735	5.9%	1,279	4.8%	3,404	5.6%	2,411	4.6%

Operating income	2,749	9.4%	2,302	8.7%	5,297	8.8%	4,207	7.9%

Interest expense	(176)	(0.6)%	(2,009)	(7.6)%	(365)	(0.6)%	(3,917)	(7.4)%
Other income	81	0.3%	38	0.1%	220	0.3%	143	0.3%

Income before taxes	2,654	9.1%	331	1.2%	5,152	8.5%	433	0.8%

Provision for income taxes	996	3.4%	160	0.6%	1,940	3.2%	220	0.4%

Net income	$1,658	5.7%	$171	0.6%	$3,212	5.3%	$213	0.4%

Basic earnings per common share	$0.04		$0.02		$0.07		$0.02

Diluted earnings per common share	$0.04		$0.01		$0.07		$0.01

Basic weighted average number of shares outstanding	42,875		10,792		42,847		10,777

Diluted weighted average number of shares outstanding	44,261		26,696¹		44,313		26,675¹

(1)	Includes common stock outstanding, approximately 13.2 million shares of common stock issuable upon the conversion of the Company’s Series A Preferred Stock, and approximately 2.7 million shares of common stock issuable upon the exercise of options or the conversion of warrants.